Exhibit 99.1

MIVA, Inc.	Press Release

U.S. MIVA Investor Relations Contact
Peter Weinberg
peter.weinberg@miva.com
(239) 561-7229

MIVA, Inc. Announces Restructuring Plan
Annualized cash operating expenses expected to be reduced by approximately $10 million
FORT MYERS, Fla. — February 8, 2007 — MIVA, Inc. (NASDAQ: MIVA), today announced a restructuring plan to reduce its cost base and generate expected savings in annualized cash operating expenses of approximately $10 million.
“This next course-correcting step, while difficult, is fundamental to achieving our turnaround goal for stabilizing cash and returning to positive operating margins. This step complements our strategy for increasing the overall mix of MIVA-owned primary traffic, which we believe over time, will facilitate higher gross margin revenue on top of a more efficient cost base,” said Peter Corrao, chief executive officer of MIVA.
The savings are due primarily to a reduction in MIVA’s workforce across the U.S. and Europe. The Company’s active employee base is expected to decline by approximately 20% and this phase of the workforce reduction is expected to be completed by the end of May 2007. With respect to the workforce reductions, the Company expects restructuring charges in Q1 2007 of approximately $4 million.
MIVA has yet to finalize its fourth quarter and full year 2006 review. The earnings release for the fourth quarter and full year 2006 is scheduled for March 2007. The actual date of the earnings release will be announced in the future. Further information regarding savings and costs related to the restructuring plan will be provided in forthcoming quarterly earnings releases.
About MIVA®, Inc.
MIVA (NASDAQ: MIVA) is a leading online advertising network, dedicated to helping businesses grow. MIVA connects millions of buyers with sellers at exactly the right place and time. MIVA delivers qualified leads to advertisers, helps maximize revenue for partners, facilitates commerce for online merchants and provides relevant information to customers. The Company operates in North America and Europe.
Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “will,” “plan,” “intend,” “believe” or “expect’” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) the anticipated cost savings associated with implementation of the plan, (2) our ability to stabilize cash and return to positive operating margins, (3) the size of the actual decline in headcount, (4) the timing of the completion of the plan, and (5) the estimated charges for the restructuring and the timing of the recording thereof. Additional key risks are described MIVA’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2005, and the most recently filed quarterly report on Form 10-Q. MIVA undertakes no obligation to update the information contained herein.
®Registered trademark of MIVA, Inc.